Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
+1-415-773-5700
orrick.com

May 24, 2021

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, VA 20190

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SOC Telemed, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (Registration No. 333-256230) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 9,200,000 shares (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share, including up to 1,200,000 Shares issuable upon the exercise of an option to be granted by the Company.

We have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and by-laws, each as amended and restated through the date hereof, and (c) originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the purpose of rendering our opinion set forth below.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed; (v) the Registration Statement has been declared effective pursuant to the Securities Act; and (vi) the Shares will be sold at a price established by the Board of Directors of the Company or a duly appointed committee thereof.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP